EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of July 16, 2015 (the “Effective Date”), by and among SUN COMMUNITIES, INC., a Maryland corporation (the “REIT”), SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”) and KAREN J. DEARING (the “Executive”). As used herein, “Company” shall refer to the REIT and SCOLP together.

W I T N E S S E T H:

WHEREAS, SCOLP operates the business of the REIT;

WHEREAS, the REIT is the sole general partner of SCOLP;

WHEREAS, Executive has historically provided services not only to the REIT, but also to SCOLP; and

WHEREAS, the Company desires to continue the employment of the Executive, and the Executive desires to continue to be employed by the Company, on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    Employment.

(a)    The Company agrees to employ the Executive and the Executive accepts the employment, on the terms and subject to the conditions set forth below. During the Term (defined below), the Executive shall serve as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the REIT, shall manage the Company’s Accounting and Tax Departments and shall do and perform diligently all such services, acts and things as are customarily done and performed by such officers of companies in similar business and in size to the REIT, together with such other duties as may reasonably be requested from time to time by the REIT’s Chief Executive Officer or the Board of Directors of the REIT (the “Board”), which duties may include oversight of the Company’s Human Resources and Information Technology Departments, and shall be consistent with the Executive's positions as set forth above.

(b)    For service as an officer and employee of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and Bylaws of the REIT, as they may be amended from time to time.

2.    Term of Employment.

(a)    Subject to the provisions for termination provided below, the term of the Executive’s employment under this Agreement shall commence on the Effective Date and shall continue thereafter until June 30, 2020 (the “Initial Term”); provided, however, that following the expiration of the Initial Term, the term of this Agreement shall be automatically extended for successive terms of one (1) year each thereafter (each a “Renewal Term”), unless either party notifies the other party in writing of its desire to terminate this Agreement at least ninety (90) days before the end of the Initial Term or the Renewal Term then in effect. The Initial Term and each Renewal Term are collectively referred to as the “Term.”

(b)    Executive acknowledges and agrees that Executive is an “at-will” employee and that Executive’s employment may be terminated, with or without cause, at the option of Executive or the REIT.

3.    Devotion to the Company's Business. The Executive shall devote her best efforts, knowledge, skill, and her entire productive time, ability and attention to the business of the Company during the term of this Agreement.

4.    Compensation.

(a)    During the Term, the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in Sections 4, 5 and 6 of this Agreement.

(b)    Base Compensation. As compensation for the services to be performed hereunder, the Company shall pay to the Executive, during her employment hereunder, an annual base salary of Four Hundred Twenty Five Thousand Dollars ($425,000.00) (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s usual pay practices (including tax withholding), but in no event less frequently than monthly.

(c)    Annual Bonus. Executive will be eligible to receive a discretionary bonus for each calendar year during the Term (the “Bonus”). The amount of any Bonus shall be determined by the Compensation Committee of the Board and shall be an amount of up to 100% of the Base Salary for each calendar year that the Executive is employed under this Agreement (“Bonus Year”), which Bonus shall be determined and calculated with respect to each Bonus Year as follows: (i) if and to the extent, in the sole discretion of the Compensation Committee and based on criteria approved by the Compensation Committee, the Company meets certain criteria and Executive fulfills her individual goals and objectives for such Bonus Year, the Executive shall receive a Bonus in the amount of up to 50% of the then current Base Salary; and (ii) up to an additional 50% the then current Base Salary may be awarded to the Executive in the sole discretion of the Compensation Committee based on criteria determined by the Compensation Committee at the time of the determination of the Bonus, which may be based on any number of individual, company and/or industry factors. The determination of the Bonus shall be made by the Compensation Committee of the Board no later than March 7th of the following calendar year and any Bonus shall be paid to the Executive on or before March 15th of the following calendar year.

(d)    Disability. During any period that the Executive fails to perform her duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), the Executive shall continue to receive her full Base Salary, Bonus and other benefits at the rate in effect for such period until her employment is terminated by the Company pursuant to Section 7(a)(iii) below; provided, however, that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, which were paid to the Executive following the onset of the disability under disability benefit plans of the Company.

(e)    Restricted Stock. Promptly after the execution of this Agreement, the REIT shall grant and issue to Executive (the “Restricted Stock Award”) 20,000 shares of the REIT’s common stock (the “Shares”). The grant of the Restricted Stock Award shall be subject to the terms and conditions contained in the REIT’s standard Restricted Stock Award Agreement (the “Restricted Stock Award Agreement”) and all applicable terms and conditions of the REIT’s Equity Incentive Plan. In addition to the foregoing, the Restricted Stock Award shall vest as follows: (i) 7,000 of the Shares shall vest on each of the third and fourth anniversaries of the Effective Date; (ii) 4,000 of the Shares shall vest on the fifth anniversary of the Effective Date; and (iii) 1,000 of the Shares shall vest on each of the sixth and seventh anniversaries of the Effective Date. The grant of the Restricted Stock Award is expressly conditioned upon the Executive’s execution of the Restricted Stock Award Agreement.

(f)    Clawback. Notwithstanding anything to the contrary herein, the Bonus and any other incentive compensation paid or payable to the Executive hereunder shall not be deemed fully earned and vested, and shall be reimbursed by the Executive to the Company if previously paid, to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the New York Stock Exchange. Without limiting the foregoing, the Executive accepts, adopts and agrees to be subject to the Sun Communities, Inc. Executive Compensation “Clawback” Policy dated July 14, 2014, as it may be amended, restated or supplemented from time to time.

5.    Benefits.

(a)    Insurance. The Company shall provide to the Executive life, medical and hospitalization insurance for herself, her spouse and eligible family members as may be determined by the Board to be consistent with the Company’s standard policies.

(b)    Benefit Plans. The Executive, at her election, may participate, during her employment hereunder, in all retirement plans, 401(k) plans and other benefit plans of the Company generally available from time to time to other executive employees of the

Company and for which the Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive’s right and benefits under any such plan except as expressly provided herein). At the discretion of the Compensation Committee of the Board, the Executive may also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives of the Company. In addition to the foregoing, the Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the existence of any such plan which may be in effect from time to time.

(c)    Annual Vacation. The Executive shall be entitled to four (4) weeks’ vacation time each year, without loss of compensation. The Executive shall not take more than fourteen (14) consecutive calendar days of vacation without the prior approval of the REIT’s Chief Executive Officer. Unless otherwise approved by the Chief Executive Officer of the REIT, in the event that the Executive does not take the total amount of vacation time authorized under this Agreement during any calendar year, such vacation time shall not accrue and the Executive shall forfeit any such unused vacation time. In the event this Agreement is terminated for any reason whatsoever, the Executive shall not be entitled to receive any payment for unused vacation time.

6.    Reimbursement of Business Expenses. The Company shall reimburse the Executive for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in the performance of her duties under this Agreement. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

7.    Termination of Employment.

(a)    The Executive's employment under this Agreement may be terminated:

(i)    by either the Executive or the REIT at any time for any reason whatsoever or for no reason upon not less than sixty (60) days written notice;

(ii)    by the REIT at any time for “cause” as defined below, without prior notice;

(iii)    by the REIT upon the Executive's “permanent disability” (as defined below) upon not less than thirty (30) days written notice;

(iv)    upon the Executive's death; and

(v)    by the Executive at any time for Good Reason (as defined below).

(b)    For purposes hereof, for “cause” shall mean: (i) a material breach of any provision of this Agreement by Executive (if the breach is curable, it will constitute cause only if it continues uncured for a period of twenty (20) days after Executive’s receipt of written notice of such breach from the Company); (ii) Executive’s failure or refusal, in any material manner, to perform all lawful services required of her pursuant to this Agreement, which failure or refusal continues for more than twenty (20) days after Executive’s receipt of written notice of such deficiency; (iii) Executive’s commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case, whether or not involving Company, that in the reasonable good faith judgment of the REIT, renders Executive’s continued employment harmful to the Company; (iv) Executive’s misappropriation of Company assets or property, including, without limitation, obtaining reimbursement through fraudulent vouchers or expense reports; or (v) Executive’s conviction or the entry of a plea of guilty or no contest by Executive with respect to any felony or other crime that, in the reasonable good faith judgment of the REIT, adversely affects the Company or its reputation or business.

(c)    For purposes hereof, the Executive’s “permanent disability” shall be deemed to have occurred if the Executive, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (i) is unable to engage in any substantial gainful activity, or (ii) is receiving income replacement benefits for a period of not less than 6 months under an accident and health plan of the Company.

(d)    For purposes hereof, “Good Reason” shall mean:  (i) a material breach of this Agreement by the Company that is not cured within thirty (30) days after receiving written notice from the Executive of such breach, which notice must be provided within ninety (90) days of the initial existence of the Good Reason condition, with the determination as to whether there has been a breach and whether the breach is material to be determined by the Nominating and Corporate Governance Committee of the Board in the reasonable and good faith exercise of its discretion;  (ii) material diminution of, or material reduction or adverse alteration of, the Executive’s duties or responsibilities without the consent of the Executive, or the Company’s assignment of duties, responsibilities or reporting requirements that are materially inconsistent with her positions or that materially expand her duties, responsibilities, or reporting requirements without the consent of the Executive; or (iii) any requirement by the Company that the Executive relocate to a principal place of business outside of the Detroit, Michigan metropolitan area.  Written notice of an event constituting Good Reason must be provided to the Company by the Executive within ninety (90) days of its occurrence.  The Company will have thirty (30) days to cure such occurrence, and the Executive may not terminate this Agreement due to Good Reason more than thirty (30) days following the last day of such cure period (and only if the Company has failed to cure).

8.    Compensation Upon Termination or Disability.

(a)    In the event that the REIT terminates the Executive's employment under this Agreement without “cause” pursuant to Section 7(a)(i) or if Executive terminates this

Agreement for Good Reason pursuant to Section 7(a)(v) hereof, (i) the Executive shall be entitled to any accrued and unpaid Base Salary, Bonus and benefits through the effective date of such termination, prorated for the number of days actually employed in the then current calendar year, which shall be paid by the Company to the Executive within thirty (30) days of the effective date of such termination (or such later date as may be required in order to determine the amount of any Bonus due to the Executive but in no event later than March 15th of the calendar year following the calendar year that Executive’s employment is terminated), and (ii) subject to the Executive’s execution of a general release of claims in a form satisfactory to the Company, the Company shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary (at the rate that would otherwise have been payable under this Agreement) for a period of up to twelve (12) months if the Executive fully complies with Section 12 of this Agreement (the “Severance Payment”). The first monthly installment of the Severance Payment shall be paid not later than 45 days after the date of the termination that gives rise to the Severance Payment obligation, provided that the Executive has executed and delivered the general release of claims described above and the statutory period during which the Executive is entitled to revoke the general release of claims has expired prior to the end of such 45-day period, and, provided further, that if such 45-day period begins in one taxable year and ends in the subsequent taxable year, the first monthly installment of the Severance Payment shall be paid in the second taxable year. Notwithstanding the foregoing, the Severance Payment shall not be due Executive if Executive is entitled to Change in Control Benefits (as defined in Section 10 below).

(b)    If (i) the Company terminates the Executive's employment under this Agreement for "cause", or (ii) the Executive voluntarily terminates her employment hereunder, other than for Good Reason pursuant to Section 7(a)(v) hereof, the Executive shall be entitled to no further compensation or other benefits under this Agreement, except for any accrued and unpaid Base Salary and benefits through the effective date of such termination, prorated for the number of days actually employed in the then current calendar year.

(c)    In the event of termination of the Executive's employment under this Agreement due to the Executive's permanent disability or death, (i) the Executive (or her heirs, successors and assigns in the event of her death) shall be entitled to any accrued and unpaid Base Salary, Bonus and benefits through the effective date of such termination, prorated for the number of days actually employed in the then current calendar year, which shall be paid by the Company to the Executive or her successors and assigns, as appropriate, within thirty (30) days of the effective date of such termination (or such later date as may be required in order to determine the amount of any Bonus due to the Executive but in no event later than March 15th of the calendar year following the calendar year that Executive’s employment is terminated), and (ii) if and so long as the Executive fully complies with Section 12 of this Agreement, the Company shall pay the Executive (or her heirs, successors and assigns in the event of her death) monthly an amount equal to one-twelfth (1/12) of the Base Salary (at the rate that would otherwise have been payable under this Agreement) for a period of up to twenty four (24) months (the “Disability Payment”); provided, however, that payments so made to the Executive shall be reduced by the sum of the amounts, if any, which: (A) were paid to the Executive under any death or disability benefit plans of the Company following the death or the onset of the disability, and (B) did not previously reduce the Base Salary, Bonus and other benefits due the Executive under Section 4(d) of this Agreement. The Executive agrees to cooperate in any reasonable requirement to undertake a medical physical examination as may be reasonably requested by an insurance carrier in the event that the Company decides to obtain additional death or disability insurance coverage on the Executive.

(d)    Notwithstanding anything to the contrary in this Section 8, the Company's obligation to pay, and the Executive's right to receive, any compensation under this Section 8, including, without limitation, the Severance Payment and the Disability Payment, shall terminate upon the Executive's breach of any provision of Section 12 hereof. In addition, the Executive shall promptly return to the Company any compensation received from the Company under this Section 8, including, without limitation, the Severance Payment and the Disability Payment, upon the Executive's breach of any provision of Section 12 hereof.

9.    Resignation of Executive. Upon any termination of the Executive's employment under this Agreement, the Executive shall be deemed to have resigned from any and all offices and directorships held by the Executive in the Company and/or any of the Affiliates (as defined below).

10.    Effect of Change in Control.

(a)    The Company or its successor shall pay the Executive the Change in Control Benefits (as defined below) if there has been a Change in Control (as defined below) and any of the following events has occurred (each a “Triggering Event”): (i) the Executive’s employment under this Agreement is terminated by the Company or its successor without “cause” in accordance with Section 7(a)(i) at any time within twenty-four (24) months after the Change in Control, (ii) the Executive terminates her employment under this Agreement for Good Reason in accordance with Section 7(a)(v) at any time within twenty-four (24) months after the Change in Control; or (iii) upon a Change in Control under Section 10(f)(ii), the Company or its successor does not expressly assume all of the terms and conditions of this Agreement.

(b)    For purposes of this Agreement, the “Change in Control Benefits” shall mean the following benefits:

(i)    A cash payment equal to (A) two and 99/100 (2.99) times the Base Salary in effect on the date of such Change in Control, less (B) any amounts paid to Executive under this Agreement following a Change in Control, but prior to the occurrence of a Triggering Event, payable within sixty (60) days of the Change in Control or, in the event that the cessation of Executive’s employment hereunder triggers the Change in Control Benefits, payable within thirty (30) days after such cessation of employment; and

(ii)    Continued receipt of all group health benefits set forth in Sections 5(a) of this Agreement, until the earlier of (A) one year following the Change in Control (which period shall run concurrently with Executive's COBRA period) or (B) the commencement of comparable coverage from another employer. The provision of any one benefit by another employer shall not preclude the Executive from continuing participation in Company benefit programs provided under this Section 10(b)(ii) that are not provided by the subsequent employer. The Executive shall promptly notify the Company upon receipt of benefits from a new employer comparable to any benefit provided under this Section 10(b)(ii).

(c)    Notwithstanding anything to the contrary herein, in the event that within sixty (60) days prior to a Change in Control (i) the Executive’s employment under this Agreement is terminated by the Company or its successor without “cause” in accordance with Section 7(a)(i), or (ii) the Executive terminates her employment under this Agreement for Good Reason in accordance with Section 7(a)(v), such termination, in either case, shall be deemed to have been made in connection with the Change in Control, such termination shall be a Triggering Event, and (x) the Executive shall be entitled to receive the Change in Control Benefits, (y) the Executive shall be entitled to be reimbursed for any COBRA premiums previously paid by Executive, and (z) in accordance with Section 11 below, all stock options or other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable.

(d)    The Change in Control Benefits shall be in addition to the acceleration of the vesting of stock options and other stock based compensation as a result of a Triggering Event.

(e)    Notwithstanding anything to the contrary contained herein, in the event it shall be determined that any compensation payment or distribution by the Company to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Change in Control Benefits will be reduced to the extent necessary so that no excise tax will be imposed, but only if to do so would result in the Executive retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on all payments made to the Executive hereunder.

(f)    For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon the closing of any of the following transactions:

(i)    if any person or group of persons acting together (other than (a) the Company or any person (A) who as of the date hereof was a director or officer of the REIT, or (B) whose shares of Common Stock of the REIT are treated as "beneficially owned" by any such director or officer, or (b) any institutional investor (filing reports under Section 13(g) rather than 13(d) of the Securities Exchange Act of 1934, as amended, including any employee benefit plan or employee benefit trust sponsored by the Company)), becomes a beneficial owner, directly or indirectly, of securities of the REIT representing fifty percent (50%) or more of either the then‑outstanding Common Stock of the REIT or the combined voting power of the REIT then‑outstanding voting securities (other than as a result of an acquisition of securities directly from the REIT);

(ii)    if the Company sells all or substantially all of the Company's assets to any person (other than a wholly-owned subsidiary of the Company formed for the purpose of changing the Company's corporate domicile);

(iii)    if the Company merges or consolidates with another person as a result of which the shareholders of the REIT immediately prior to such merger or consolidation would beneficially own (directly or indirectly), immediately after such merger or consolidation, securities of the surviving entity representing less than fifty percent (50%) of the then outstanding voting securities of the surviving entity; or

(iv)    if the new directors appointed to the Board during any twelve‑month period constitute a majority of the members of the Board, unless (A) the directors who were in office for at least twelve (12) months prior to such twelve‑month period (the “Incumbent Directors”) plus (B) the new directors who were recommended or appointed by a majority of the Incumbent Directors constitutes a majority of the members of the Board.

For purposes of this Section 10(f), a “person” includes an individual, a partnership, a corporation, an association, an unincorporated organization, a trust or any other entity.

11.    Stock Awards. In the event of termination of the Executive's employment under this Agreement for “cause”, all stock options or other stock based compensation awarded to the Executive shall lapse and be of no further force or effect whatsoever in accordance with the Company’s equity incentive plans. If the Company terminates the Executive's employment under this Agreement without “cause” or if the Executive terminates her employment under this Agreement for Good Reason in accordance with Section 7(a)(v) or upon the death or permanent disability of the Executive, all stock options and other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable. Upon a Triggering Event or any event described in Section 10(c) of this Agreement, all stock options or other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable. All stock option and other stock based compensation award agreements between the Company and the Executive shall be amended to conform to the provisions of this Section 11. In the event of an inconsistency between this Section 11 and such award agreements, this Section 11 shall control.

12.    Covenant Not To Compete and Confidentiality.

(a)    The Executive acknowledges the Company's reliance on and expectation of the Executive's continued commitment to performance of her duties and responsibilities during the term of this Agreement. In light of such reliance and expectation on the part of the Company, the Executive agrees that:

(i)    for a period commencing on the date of this Agreement and ending upon the expiration of twenty-four (24) months following the termination of the Executive's employment under this Agreement for any reason, including, without limitation, the expiration of the term of this Agreement (the “Non-competition Period”), the Executive shall not, either directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in the development, ownership, leasing, management, financing or sales of manufactured housing communities, recreational vehicle communities and/or manufactured homes, anywhere within the continental United States or Canada; provided, however, that, notwithstanding anything to the contrary herein, (A) in the event that the Company terminates the Executive’s employment hereunder without “cause”, the Non-competition Period shall be reduced to twelve (12) months, and (B) the Executive may invest in any publicly held corporation engaged, if such investment does not exceed one percent (1%) in value of the issued and outstanding capital stock of such corporation, and Executive does not directly or indirectly provide any services to such corporation;

(ii)    the Executive shall not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose, directly or indirectly, to any person outside of the Company, or any corporation owned or controlled by the Company or under common control with the Company (the “Affiliates”), any Confidential Information;

(iii)    promptly upon the termination of this Agreement for any reason, the Executive (or in the event of the Executive's death, her personal representative) shall return to the Company any and all copies (whether prepared by or at the direction of the Company or Executive) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information;

(iv)    for a period commencing on the date of this Agreement and ending upon the expiration of the Non-competition Period, the Executive shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from the Company or any Affiliate any trade or business with any customer or supplier with whom the Executive had any contact or association during the term of the Executive's employment with the Company or with any party whose identity or potential as a customer or supplier was confidential or learned by the Executive during her employment by the Company; and

(v)    for a period commencing on the date of this Agreement and ending upon the expiration of the Non-competition Period, the Executive shall not, either directly or indirectly, call upon, compete for or solicit for employment any person with whom the Executive was acquainted while employed by the Company.

As used in this Agreement, the term “Confidential Information” shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by the Company or any Affiliate (other than by the act or acts of an employee not authorized by the Company to disclose such information) and which relates to any one or more of the aspects of the present or past business of the Company or any of the Affiliates or any of their respective predecessors, including, without limitation, financial information, business plans, prospects, opportunities which have been discussed or considered by the management of the Company, and other trade secrets.

(b)    The Executive agrees and understands that the remedy at law for any breach by her of this Section 12 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive's violation of any legally enforceable provision of this Section 12, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 12 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 12 which may be pursued or availed of by the Company. This Section 12 shall survive the termination of this Agreement.

(c)    Executive acknowledges and agrees that the covenants set forth above are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form. Executive and the Company intend to and hereby confer jurisdiction to enforce the covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the covenants, or any part of any covenant, unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive and the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions. For this purpose, such covenants as they relate to each jurisdiction shall be severable into diverse and independent covenants.

13.    Arbitration. The parties agree that any and all disputes, controversies or claims of any nature whatsoever relating to, or arising out of, this Agreement or Executive's employment, whether in contract, tort, or otherwise (including, without limitation, claims of wrongful termination of employment, claims under Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or comparable state or federal laws, and any other laws dealing with employees' rights and remedies), shall be settled by mandatory arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (the “Rules”) and the following provisions: (a) a single arbitrator (the “Arbitrator”), mutually agreeable to the Company and Executive, shall preside over the arbitration and shall make all decisions with respect to the resolution of the dispute, controversy or claim between the parties; (b) in the event that the Company and Executive are unable to agree on an Arbitrator within fifteen (15) days after either party has filed for arbitration in accordance with the Rules, they shall select a truly neutral arbitrator in accordance with the rules for the selection of neutral arbitrators, who shall be the “Arbitrator” for the purposes of this Section 13; (c) the place of arbitration shall be Southfield, Michigan unless mutually agreed otherwise; (d) judgment may be entered on any award rendered by the Arbitrator in any federal or state court having jurisdiction over the parties; (e) all fees and expenses of the Arbitrator shall be shared equally between Company and Executive; (f) the decision of the Arbitrator shall govern and shall be conclusive and binding upon the parties; (g) the parties shall be entitled to reasonable levels of discovery in accordance with the Federal Rules of Civil Procedure or as permitted by the Arbitrator, provided, however, that the time permitted for discovery shall not exceed eight (8) weeks and each party shall be limited to two (2) depositions; and (h) this provision shall be enforceable by specific performance and/or injunctive relief, and shall constitute a basis for dismissal of any legal action brought in violation of the duty to arbitrate. The parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder and that the Arbitrator shall schedule the timing of discovery and of the hearing consistent with that intent. Notwithstanding anything to the contrary herein, nothing contained in this Section shall be construed to preclude Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent Executive’s breach of Section 12 of this Agreement.

14.    Notice. Any notice, request, consent or other communication given or made hereunder shall be given or made only in writing and (a) delivered personally to the party to whom it is directed; (b) sent by first class mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed; or (c) telecopied to the party to whom it is directed, at the following addresses or at such other addresses as the parties may hereafter indicate by written notice as provided herein:

If to the REIT or SCOLP:

Sun Communities. Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
Fax: (248) 208-2641
Attn: Chief Executive Officer

If to the Executive:

Karen J. Dearing
c/o Sun Communities, Inc.
27777 Franklin Road, Suite 200

Southfield, Michigan 48034
Fax: (248) 208-2641

In all events, with a copy to:

Jaffe, Raitt, Heuer & Weiss,
Professional Corporation
27777 Franklin Road
Suite 2500
Southfield, Michigan 48034
Attn: Arthur A. Weiss

Any such notice, request, consent or other communication given or made: (i) in the manner indicated in clause (a) of this Section shall be deemed to be given or made on the date on which it was delivered; (ii) in the manner indicated in clause (b) of this Section shall be deemed to be given or made on the third business day after the day in which it was deposited in a regularly maintained receptacle for the deposit of the United States mail, or in the case of overnight express mail, on the business day immediately following the day on which it was deposited in the regularly maintained receptacle for the deposit of overnight express mail; and (iii) in the manner indicated in clause (c) of this Section shall be deemed to be given or made when received by the telecopier owned or operated by the recipient thereof.

15.    Cooperation in Future Matters. Executive hereby agrees that, for a period of eighteen (18) months following her termination of employment for any reason whatsoever, she shall cooperate with the Company's reasonable requests relating to matters that pertain to Executive's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making herself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration Executive's other commitments, and Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with her rights under or ability to enforce this Agreement.

16.    Miscellaneous.

(a)    The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

(b)    Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into another corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(c)    The failure of either party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

(d)    The Board shall allocate all compensation described in Sections 4, 6, 8 and 10 between the REIT and SCOLP on an annual basis, after determining the services provided to each entity by the Executive for the relevant period. For tax reporting purposes, all compensation will be appropriately reported to the Executive and Federal and state taxing authorities based upon the Executive’s legal relationship with each entity as determined under applicable law. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

(e)    This Agreement sets forth the entire agreement and understanding of the parties to it with respect to its subject matter, and supersedes all prior agreements, understandings and communications, whether written or oral, with respect to its subject matter, including, without limitation, that certain employment agreement, dated as of January 1, 2011. All prior representations or agreements regarding the subject matter of this Agreement, whether written or verbal, not expressly incorporated in it, are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties.

(f)    This Agreement shall be governed by and construed according to the laws of the State of Michigan.

(g)    Captions and Section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

(h)    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)    Each party shall pay her or its own fees and expenses, including, without limitation, legal fees, incurred in connection with the transactions contemplated by this Agreement, including, without limitation, any fees incurred in connection with any arbitration arising out of the transactions contemplated by this Agreement.

(j)    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that any provision of Agreement or any other agreement or award referenced herein is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement (or other agreement or award) in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision to the extent permitted by Section 409A of the Code. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six−month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. For purposes of this Section 16(j), Section 409A of the Code shall include all Treasury regulations and any other guidance promulgated thereunder or published with respect thereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first written above.

REIT:

SUN COMMUNITIES, INC.,
a Maryland corporation

By: /s/ Gary A. Shiffman
Gary A. Shiffman, Chief Executive Officer

SCOLP:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership

By:     Sun Communities, Inc., a Maryland                             corporation, its General Partner

By: /s/ Gary A. Shiffman
Gary A. Shiffman, Chief Executive Officer

EXECUTIVE:

/s/ Karen J. Dearing
KAREN J. DEARING